                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant [X]
Filed by a party other than the registrant [_]

Check the appropriate box:

[_]Preliminary proxy statement
[_]Definitive proxy statement
[_]Definitive additional materials
[X]Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              MAGMA POWER COMPANY
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                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              MAGMA POWER COMPANY
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                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):

[_]$125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[_]$500 per each party to the controversy pursuant to Exchange Act Rule 14a-
   6(i)(3).
[_]Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transactions applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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(4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

- --------------------------------------------------------------------------------

(2) Form, schedule or registration statement no.:

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(3) Filing party:

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(4) Date filed:

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

                      [LETTERHEAD OF MAGMA POWER COMPANY]

                               November 10, 1994

Dear Fellow Magma Stockholder:

  On behalf of your Board of Directors, we are writing to advise and caution you about an important recent development.

  As you are aware, California Energy Company, Inc. has made an unsolicited tender offer to purchase approximately 51% of Magma Power's outstanding common stock for a price of $38.50 per share. The tender offer would be followed by a merger in which the remaining Magma shares would be purchased with a mix of approximately $18.10 in cash and shares of California Energy common stock with a nominal value of approximately $20.40. YOUR BOARD HAS UNANIMOUSLY RECOMMENDED THAT YOU REJECT CALIFORNIA ENERGY'S OFFER BECAUSE IT IS NOT IN YOUR BEST INTERESTS.

  Magma and its financial advisor, Goldman, Sachs & Co., are currently exploring all available alternatives to further your best interests, including conducting discussions with interested third parties. At the same time, California Energy is soliciting you to call a special meeting of stockholders to approve a slate of California Energy directors dedicated to serving California Energy's interests and to pass a series of by-law amendments designed solely to promote California Energy's interests. California Energy's call solicitation is simply a pressure tactic through which it hopes to force your Board and you to make hasty and ill-advised decisions.

  YOUR BOARD'S ABILITY TO EXPLORE PRUDENTLY ALL ALTERNATIVES TO FURTHER YOUR BEST INTERESTS IS ENDANGERED BY CALIFORNIA ENERGY'S SOLICITATION TO CALL A SPECIAL MEETING.

  Your Board is dedicated to serving Magma stockholders. We do not believe it is in your best interest to vote in favor of a proposal that serves only California Energy's own agenda. A VOTE IN FAVOR OF CALLING A SPECIAL MEETING IS A VOTE AGAINST YOUR BEST INTERESTS.

  YOU ARE URGED NOT TO SIGN THE GREEN REQUEST CARD SENT TO YOU BY CALIFORNIA ENERGY.

  Be assured that your Board and management will continue to act to further your best interests. We greatly appreciate your continued support and encouragement, and will keep you advised of significant future developments.

Sincerely,

Paul M. Pankratz                        Ralph W. Boeker
Chairman                                President and Chief Executive Officer

  The following information is provided pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended, and Rule 14a-11(b)(2) thereto. The participants in the solicitation are Magma Power Company, the following directors and others, who in the aggregate are deemed to beneficially own approximately 2.1% of the outstanding common shares of Magma common stock:
James D. Shepard, Paul M. Pankratz, Thomas C. Hinrichs, Ralph W. Boeker, Louis
A. Simpson, John D. Roach, Roger L. Kesseler, Lester L. Coleman, William R. Knee, Bent Petersen, and J. Pedro Reinhard, and Jon R. Peele, Wallace C. Dieckmann, Kenneth J. Kerr, and Trond Aschehoug. No participant individually owns more than 1% of the outstanding shares of Magma's common stock. Messrs. Kesseler, Knee and Reinhard are employees of The Dow Chemical Company ("Dow"). Dow is the beneficial owner of 5,032,430 shares of Magma's common stock, of which 4,000,005 shares are held in escrow to satisfy certain exchange rights under an existing Dow note indenture. Dow retains the right to vote the shares placed in escrow. In addition, the Company is a party to a technical services agreement with Dow pursuant to which the Company has made payments for technical services in the amounts of $575,000 for 1993 and has agreed to make payments of $550,000 for 1994 and thereafter in annual amounts reduced by $50,000 each year to $300,000 for 1999. The Company is also a party to an engineering and construction management services agreement with Dow Engineering Company. The Company believes that the technical services agreement and the engineering and construction management services agreement are on terms at least as favorable to the Company as would be available from an unaffiliated third party. Mr. Shepard is a co-trustee of the B.C. McCabe Foundation (the "Foundation"), which beneficially owns 2,752,641 shares of Magma's common stock. Mr. Shepard disclaims beneficial ownership of such shares.

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